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                                                                EXHIBIT 99.B9(a)

                        ADMINISTRATIVE SERVICES AGREEMENT


         ADMINISTRATIVE SERVICES AGREEMENT, as amended and restated April 7, 1995, by and between GREEN CENTURY FUNDS, a Massachusetts business trust (the "Trust"), and GREEN CENTURY CAPITAL MANAGEMENT, INC., a Massachusetts corporation (the "Administrator").

                                   WITNESSETH:

         WHEREAS, the Trust has been organized to operate as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Shares of Beneficial Interest (par value $0.01 per share) of the Trust (the "Shares") are divided into two initial separate series, the Green Century Money Market Fund (the "Money Market Fund") and the Green Century Balanced Fund (the "Balanced Fund") (each, along with any series which may in the future be established, a "Series");

         WHEREAS, the Trust wishes to engage Green Century Capital Management, Inc. to provide certain administrative and management services, and Green Century Capital Management, Inc. is willing to provide such administrative and management services to the Trust, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of the Administrator. Subject to the direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative and management services as may time to time be reasonably requested by the Trust, which shall include without limitation:

         (a) provide administrative and financial management services to the Trust in connection with the day-to-day operations of the Trust;

         (b) submit such reports to the Trustees, as they may from time to time request, as may be required by applicable law or as may be determined to be appropriate, relating to the affairs of the Trust and its Series;

         (c) provide administrative personnel and office space and office equipment and supplies, the use of accounting equipment when required, and necessary executive, clerical and secretarial personnel for the administration of the affairs of the Trust;

         (d) maintain and preserve the records required by applicable law, including without limitation the 1940 Act, as amended, to be maintained and preserved by the Trust, other than those records specifically maintained and preserved by the Trust's investment adviser or other person acting persuant to a written agreement with the Trust (the Administrator agrees that records maintained by it are the property of the Trust and will be surrendered to the Trust promptly upon request therefor);

         (e) oversee, review and use its best efforts to assure the performance of, the activities and services of each custodian, transfer agent, bookkeeping and pricing agent, auditors, investment adviser, subinvestment adviser and all other similar agents of the Trust and make recommendations and reports


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to the Trustees with regard to the accuracy, adequacy and compliance with applicable law regarding such activities and services; and

         (f) advise the fund in connection with policy decisions concerning the Trust to be made by the Trustees or any committee thereof and, as requested, furnish the Trust with research, economic and statistical data in connection with such policy decisions.

         2. Expenses of the Trust. The Administrator shall pay the entire salaries and wages, if any, of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of the Administrator or its affiliates. The Administrator shall pay all the expenses of the Trust other than the organizational expenses of the Trust and other than any investment advisory fees, distribution fees pursuant to Rule 12b-1 under the 1940 Act and compensation, if any, and reasonable expenses of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust, interest, taxes, brokerage costs and other capital expenses and any extraordinary expenses. Expenses generally paid by mutual funds, which in this case are paid by the Administrator, include (but are not limited to) government fees; fees and expenses of independent auditors, legal counsel, transfer agent, custodian, registrar or dividend disbursing agent of a fund; insurance premiums; expenses of preparing, printing and mail prospectuses, reports, notices, proxy statements and reports to shareholders and to government offices and commissions; and expenses relating to the issuance, registration and qualification of shares of a fund, and expenses of calculating the net asset value of shares of each Fund.

         3. Compensation of Administrator. For the services to be rendered and the facilities to be provided, and the expenses of the Trust to be paid by the Administrator hereunder, the Trust shall pay to the Administrator an administrative fee from the assets of each Series computed and paid monthly at a rate such that immediately following such payment to the Administrator, the total operating expenses (including investment advisory and distribution fees and any amortization of organization expenses), on an annual basis, of the Money Market Fund and the Balanced Fund equal 1.25% and 2.50%, respectively, (and with regard to future Series, such percentage of the average daily net assets of such Series as is agreed to by the Trust and the Administrator listed on Appendix A) except that in no case shall the total operating expenses of any Series exceed any applicable limitations under federal or state securities laws. If Green Century Capital Management, Inc. serves as Administrator for less than the whole of any period specified in this Section 3, the compensation to Green Century Capital Management, Inc., as Administrator, shall be prorated. For purposes of computing the fees payable to the Administrator hereunder, the value of the net assets of any Series shall be computed in the manner specified in that Series' then-current prospectus and statement of additional information.

         4. Limitation of Liability of the Administrator. The Administrator shall not be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this Section 4, the term "Administrator" shall include Green Century Capital Management, Inc. and/or any of its affiliates and the Directors, officers and employees of Green Century Capital Management, Inc. and/or of its affiliates.

         5. Activities of the Administrator. The services of the Administrator to the Trust are not to be deemed to be exclusive, the Administrator being free to render administrative and/or other services to other parties. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in the Administrator and/or any of its affiliates, as Directors, officers, employees, or


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otherwise, and that Directors, officers and employees of the Administrator and/or any of its affiliates are or may become similarly interested in the Trust and that the Administrator and/or any of its affiliates may be or become interested in the Trust as a shareholder or otherwise.

         6. Subcontracts. The Administrator may enter into a subcontract relating to any of the services to the Trust to be provided hereunder by the Trust, provided that the Administrator shall find any subadministrator to be qualified to perform the services that such subadministrator agrees to perform.

         7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until terminated. This Agreement may be terminated as to any Series at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by the Administrator, in each case on not less than 30 days' written notice to the other party.

         8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         9. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. Pursuant to the Trust's Declaration of Trust, dated as of July 1, 1991, the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the Trust estate.

                                    GREEN CENTURY FUNDS


                                    By: /s/Mindy S. Lubber
                                        ------------------
                                        Mindy S. Lubber
                                        President

                                    GREEN CENTURY CAPITAL MANAGEMENT, INC.


                                    By: /s/Mindy S. Lubber
                                        ------------------
                                        Mindy S. Lubber
                                        President


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APPENDIX A

FUND NAME                         ADMINISTRATION FEE

Green Century Growth Fund         a fee at a rate such that immediately
                                  following any payment to the Administrator, the combined total operating expenses of the Fund and the Domini Social Index Portfolio
                                  (including investment advisory and
                                  distribution fees and any amortization of organization expenses), on an annual basis, do not exceed 1.50% of the Fund's average daily net assets.